Exhibit 99.1

Investors:
Ina McGuinness
ICR, Inc.
310.954.1100
ina@icrinc.com

SIONIX Announces Sale of Two Elixir 225/RO
Water Treatment Systems

Systems to be used to treat brine water discharge
from Arkansas oil wells

IRVINE, Calif. - June 12, 2008 - SIONIX Corporation (OTCBB: SINX) (“SIONIX”) today announced it has received a Purchase Order for two Elixir 225/RO Water Treatment Systems at a price of $1.8 million per unit. On June 6, 2008, a cash deposit of $900,000 for the first unit accompanied the purchase order and the deposit for the second unit is to follow within 45 days.

The Systems are being purchased by Innovated Water Equipment, Inc. (IWE), a Little Rock, Arkansas-based master distributor of SIONIX and servicer of oil drilling companies. IWE plans to use the desalination systems to separate petroleum and reduce the salt content, among other things, from the brine water discharge from its clients’ oil wells for reuse by the client or to be safely returned to the environment.

James Houtz, President and COO of SIONIX, stated “This is one example of the myriad of applications for which the Elixir 225/RO System provides a compelling water treatment solution. Because the Elixir 225/RO System is pre-packaged, SIONIX offers faster delivery, easy installation and portability, all at low capital and operating costs compared to the alternatives. This is an ideal solution for the oil drilling industry and an environmentally sound manner for reusing or returning water to the environment.”

Jeffrey Mann, President of Innovated Water Equipment, Inc., stated “We chose this system after deliberating how to effectively and efficiently return the water generated from drilling into the environment in the preferable manner for water reclamation. While other systems required longer-lead times and costly installation, they were unable to meet the required specifications. The Elixir 225/RO’s portability and self-contained design fit our application better than any of the alternatives.”

Richard Papalian, CEO of SIONIX, stated “As regulations have become stricter and the cost of trucking and processing brine water increases, the cost advantage and packaged nature of our system allows operators to affordably decentralize processing.”

The Elixir 225/GS water treatment system, which is another model of SIONIX’ water treatment product, has been implemented and is being tested at the Villa Park Dam in Orange, California. The Serrano Water District agreed to the implementation and testing of the Elixir 225/GS water treatment system in an effort to support the exploration of an affordable solution for reducing the high levels of iron and manganese in its water stream. The Villa Park Dam is a flood retention dam on Santiago Creek upstream from the Serrano Water District Treatment Plant. The dam retains water from runoff and spring flow but in general, large flood flows are not allowed to accumulate behind the dam. The reservoir capacity is 16,000 acrefeet and the average impoundment varies between 150 and 750 acrefeet during the year. The Serrano Water District has been unwilling to utilize this water because of the historically high costs associated with removing the very high quantities of iron and manganese in the reservoir water. The chemical cost to reach the below MCL target using the Elixir 225/GS System is approximately $0.18 per 1,000 gallons. With the treatment of iron and manganese, the test results would indicate that the water behind the Villa Park Dam could become suitable for the Serrano Water Treatment Plant to process and distribute to its customers.

In addition to the $900,000 up front deposit on June 6, 2008, a second payment of $360,000 for the first unit is due within 90 days. A third payment of $360,000 is due prior to shipment of the first unit, and the balance payment of $180,000 for the first unit is due upon the delivery, installation and satisfactory operation of the first unit. Within 10 days of the date of the purchase order, the purchaser will apply for financing to purchase the second unit, and a deposit of $900,000 for the second is due upon the purchaser’s receipt of such financing. SIONIX reserves the right to rescind the multiple unit discount if the purchaser does not pay the full deposit for the second unit within 45 days of June 6, 2008, the date of the purchase order.

About SIONIX Corporation:
SIONIX has developed and is now in the final phases of testing its innovative Modular Packaged Water Treatment Systems, generally called the Elixir 225, for treating drinking water, processing wastewater and desalination. These systems combine dissolved air flotation (DAF) on the front end and use-specific filtration and other purification technologies on the back end, depending on the application. The Elixir 225 system is designed for industrial and municipal uses. Potential uses include defense, government facilities, emergency water supplies during natural disasters, resorts and hotels, housing development projects, industrial process waters including food, dairy and meat processing, and brackish waste water from oil and gas drilling. SIONIX owns eight product and process patents and two are pending. For additional information, contact SIONIX Corporation at (949) 752-7980 or visit the company’s web site at www.sionix.com.

Safe Harbor Statement

This news announcement may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance and achievements of the company to be materially different from any future results, performance or achievements expressed or implied. SIONIX’ recent financial results are discussed in Management's Discussion and Analysis of the Financial Condition and Results of Operations in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2008, and the Forms 10-QSB and 10-Q for the quarters ended December 31, 2007 and March 31, 2008, respectively, and other reports filed by the company with the Securities and Exchange Commission, all of which are available for review at www.sec.gov.

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